Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Anne P. Noonan Elected to
Celanese Board of Directors

DALLAS (April 20, 2026) - Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today announced that Anne P. Noonan has been elected to the Company’s Board of Directors. Ms. Noonan, 62, brings over 30 years of leadership and industry experience, most recently serving as president and chief executive officer and a director of Summit Materials, Inc., a leading vertically integrated construction materials company that supplies aggregates, cement, ready-mix concrete and asphalt paving mix, from September 2020 to February 2025. At Summit, she oversaw the company’s strategic transformation focusing on operational discipline and growth across regions and product lines. She will join the Celanese Board effective April 20, 2026, bringing the total number of Board members to 10 (nine of whom are independent).

Before leading Summit Materials, Ms. Noonan served as president and chief executive officer of OMNOVA Solutions Inc., a global provider of emulsion polymers, specialty chemicals, and engineered surfaces for a variety of commercial, industrial, and residential end uses, from 2016 to 2020. During her tenure, she transformed the company into a high-performing specialty solutions provider. She previously served as OMNOVA’s president, performance chemicals, from 2014 until December 2016. Prior to OMNOVA, Ms. Noonan spent 27 years at Chemtura Corporation, a global manufacturer of specialty chemicals and held leadership roles across a wide range of disciplines, from strategic marketing to product development and innovation, to mergers and acquisitions and general management. Ms. Noonan serves on the board of CF Industries Holdings, Inc., a global leader in nitrogen fertilizer manufacturing and distribution, and on the board of Qnity Electronics, Inc., a technology solutions provider to the semiconductor and electronics industries.

Ms. Noonan holds a Bachelor of Science Honors degree in chemistry and a Master of Science in organometallic chemistry from University College Dublin, Ireland.

"On behalf of the Board, we are pleased to have Anne join us," stated Ed Galante, Chair of the Board at Celanese Corporation. "Her extensive background in leading chemical and manufacturing businesses demonstrates a track record of strategic vision, operational expertise, and value generation, along with exceptional industry insight. We look forward to benefiting from her experience and contributions as we advance the Company’s strategy to drive improved growth, profitability, and value for our shareholders."

Ms. Noonan will stand for re-election at the 2027 Annual Meeting of Shareholders.

About Celanese

Celanese is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese Corporation is a Fortune 500 company that employs more than 11,000 employees worldwide with 2025 net sales of $9.5 billion.

Celanese Contacts:

Investor Relations	Media Relations - Global	Media Relations Europe (Germany)
Bill Cunningham	Jamaison Schuler	Petra Czugler
+1 302 999 6410	+1 972 443 4400	+49 69 45009 1206
william.cunningham@celanese.com	media@celanese.com	petra.czugler@celanese.com